Exhibit 10.2

Name:	[•]
Target Number of PSUs subject to Vesting and Performance Conditions:	[•]
Date of Grant:	[•]

TRINSEO S.A.

2014 OMNIBUS INCENTIVE PLAN

PERFORMANCE AWARD STOCK UNIT AGREEMENT

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units subject to performance conditions  (hereinafter referred to as Performance Award Stock Units or "PSUs") granted by Trinseo S.A. (the “Company”) to the undersigned (the “Grantee”) pursuant to the Trinseo S.A. 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.         Grant of PSUs.  On the date of grant set forth above (the “Grant Date”) the Company granted to the Grantee an award consisting of the right to receive, on the terms provided herein and in the Plan and the performance conditions specified in Schedule A, one share of Stock with respect to each PSU forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The grant of the PSUs is a one-time benefit and does not create any contractual or other right for the Grantee to receive a grant of PSUs or benefits in lieu of PSUs in the future.

The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares of Stock to the Grantee (if any). The Grantee is not entitled to vote any shares of Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to the Grantee hereunder.  The Grantee shall have the rights of a shareholder only as to those shares of Stock, if any, that are delivered under this Award.

2.         Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

3.         Dividend Equivalents.  During the period beginning on the Grant Date and ending on the date that shares of Stock are issued in settlement of vested PSUs, the Grantee will accrue dividend equivalents on the PSUs (ultimately settled after adjustment for actual performance) equal to any cash dividend or cash distribution that would have been paid on the PSU had that PSU been an issued and outstanding share of Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the PSU to which they relate (and will be payable with respect to any shares of Stock that are issued or that are withheld pursuant to Section 9 in order to satisfy Grantee’s Tax-Related Items), (ii) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (iii) will not bear or accrue interest. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes as provided in Section 9. Upon the forfeiture of the PSUs, any accrued dividend equivalents attributable to such PSUs will also be forfeited.

4.         Vesting, etc.

(a)  Except as otherwise provided in this section, both performance and service vesting requirements must be satisfied before the Grantee can vest in the PSUs. With certain exceptions noted below, the Grantee will vest in the PSUs under this Agreement only if the Grantee's Employment continues through the third anniversary of the Grant Date (“Service Vesting Date”) and the Company achieves the performance targets specified in Schedule A.  Except as provided in sections (b) and (c) below, if the Grantee’s Employment with the Company terminates for any reason prior to the Service Vesting Date, the Award will be automatically and immediately forfeited upon such termination.

(b)        If the Grantee’s Employment terminates due to his or her Retirement (as defined below) or death or is terminated by the Company due to his or her Permanent Disability, in each case, prior to the Service Vesting Date, the Award, to the extent then outstanding, will be treated as follows:

i.  If the Grantee’s Employment terminates as a result of the Grantee’s Retirement (as defined below), upon such termination, the Grantee will be deemed to have met the service vesting requirements under this Award and will be eligible to receive a number of PSUs  equal to (X) multiplied by (Y), where: (X) equals the number of PSUs  to which the Grantee would be entitled based upon actual performance during the Valuation Period as described in the performance matrix set forth in Schedule A, and (Y) is the ratio, the numerator of which is the number of full months occurring between the Grant Date and the date of Grantee’s Retirement, and the denominator of which is thirty-six (36).  For purposes hereunder, “Retirement” means a retirement from active Employment after the Grantee has attained age 55 with at least 10 years of continuous service with the Company, or its predecessor entity, The Dow Chemical Company, or any of its subsidiaries, or as defined in the Grantee's employment or other agreement with the Company.

ii.  If the Grantee’s Employment is terminated due to his or her death or by the Company due to his or her Permanent Disability, upon such termination, the Grantee will be eligible to receive a number of PSUs  equal to (X) multiplied by (Y), where: (X) equals the number of PSUs  to which the Grantee would be entitled based upon a

Target Performance Level as described in the performance matrix set forth in Schedule A, and (Y) is the ratio, the numerator of which is the number of full months occurring between the Grant Date and the date of Grantee’s death or date of termination due to Permanent Disability, and the denominator of which is thirty-six (36).

(c)        If, within the twenty-four (24)-month period following the occurrence of a Change in Control (as defined below), the Grantee’s Employment is terminated by the Company other than for Cause or, if the Grantee is otherwise subject to an effective employment or other individual agreement with the Company that provides the Grantee with the ability to terminate his or her employment for “good reason,” by the Grantee for “good reason” (with such term having the meaning ascribed thereto in the employment or other individual agreement, if any, between the Grantee and the Company for so long as such agreement is in effect), upon such termination, the Award, to the extent then outstanding, and regardless of whether the award is to be settled in shares of another entity, will result in a truncated Valuation Period used to measure the performance criteria (to the extent measurable).  The Valuation Period will be deemed to end on the effective date of the Change in Control and a determination of performance as provided in Schedule A will be made using the revised Valuation Period, though the amount determined for performance will at least equal a Target performance level for the truncated Valuation Period.

i. For purposes of this Agreement, “Change in Control” means the first to occur of any of the following events:

1.   an event in which any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

2.   the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (1) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 50% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

3.   the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under the Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

5.         Delivery of Stock.  Subject to Section 10(b), the Company shall, as soon as practicable following  the vesting of the PSUs or any portion thereof as provided in Section 4(a), (b) or (c) of this Agreement (but in no event later than thirty (30) days following the date on which such PSUs, or any portion thereof, vest) effect delivery of the Stock with respect to such vested PSUs, or any portion thereof, to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s beneficiary, which for purposes hereunder shall be (a) if permitted by the Administrator, the person(s) who has been designated by the Grantee in writing in a form and manner acceptable to the Administrator to receive the Award in the event of the Grantee’s death or (b) in the event no beneficiary designation has been made by the Grantee, the Grantee’s estate).   No Stock will be issued pursuant to this Award unless and until the Compensation Committee completes the written certification set forth in Section 6 below and all legal requirements applicable to the issuance or transfer of such

Stock have been complied with to the satisfaction of the Administrator, including, the for the avoidance of doubt to the extent required by Luxembourg law, the payment by the Grantee to the Company of an amount in cash equal to the aggregate par value of the shares of Stock to be delivered in respect of the vested PSUs on, or within thirty (30) days of, the settlement of shares of Stock. The actual amount the Grantee will be required to pay will be determined at the time that the Award is settled with shares of Stock.

6.   Section 162(m).

(a)        For Grantees who are Covered Employees under Section 162(m), this Award is intended to comply with the requirements of Section 162(m) and the provisions of this Award shall be interpreted and administered consistently with that intent.  In that light, the following rules shall apply to the Award:

i.     The Compensation Committee (hereinafter, the "Committee"), or a sub-committee thereof, shall consist of two or more “outside directors” (as defined under Section 162(m)) that establish the performance targets and terms of this Agreement within 90 days of the commencement of the Valuation Period.  The satisfaction of the performance targets for paying PSUs shall be substantially uncertain at the time they are established.

ii.    The amount of PSUs that vest shall be computed under an objective formula and the Committee shall have no discretionary authority to increase the amount of the PSUs that vest or alter the methodology for calculating the PSUs that vest, except as permitted by Section 162(m) and the Plan.

iii.   The maximum aggregate number of shares of Stock underlying the Awards of PSUs granted under the Plan to any one Grantee during any fiscal year of the Company cannot exceed 450,000 shares of Stock.

iv.   Before any PSUs are paid to the Grantees, the Committee will certify, in writing, the Company’s satisfaction of the pre-established performance target and the number of PSUs payable to the Grantee.

(b)        For Grantees who are not Covered Employees under Section 162(m), this Award is not intended to comply with the requirements of Section 162(m).  Before an award is paid to the Grantee, the Committee will certify, in writing, the number of PSUs awarded to the Grantee, and the decision of the Committee shall be conclusive and binding.

7.         Forfeiture; Recovery of Compensation. By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights (and those of any permitted transferee) under the Award or to any Stock acquired under the Award or any proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 12 of this Agreement.

8.         Nontransferability.  Neither the Award nor the PSUs may be transferred except at death in accordance with Section 6(a)(3) of the Plan.

9.         Responsibility for Taxes & Withholding.  Regardless of any action the Company or any of its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates.  The Grantee further acknowledges that the Company and/or its Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the issuance of Stock upon settlement of the PSUs, the subsequent sale of Stock acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)      withholding from the Grantee’s wages/salary or other cash compensation paid to the Grantee by the Company and/or its Affiliates; or

(ii)    withholding from proceeds of the Stock acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or

(iii)   withholding in Stock to be issued upon vesting/settlement of the PSUs provided, however, that if the Grantee is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Company will withhold in shares of Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

To avoid negative accounting treatment, the Company and/or its Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock attributable to the vested PSUs, notwithstanding that a number of share are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

The Grantee shall pay to the Company and/or its Affiliates any amount of Tax-Related Items that the Company and/or its Affiliates may be required to withhold or account for as a result of the Grantee’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

By accepting this grant of PSUs, the Grantee expressly consents to the methods of withholding Tax-Related Items by the Company and/or its Affiliates as set forth herein, including the withholding of Stock and the withholding from the Grantee's wages/salary or other amounts payable to the Grantee.  All other Tax-Related Items related to the PSUs and any Stock delivered in satisfaction thereof are the Grantee's sole responsibility.

10.       Other Tax Matters.

(a)        The Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” under U.S. federal tax laws with respect to the Award.

(b)        If, at the time of the Grantee’s termination of employment, the Grantee is a “specified employee,” as defined below, to the extent required by Section 409A, any and all amounts payable on account of the Grantee’s separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Grantee’s death.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation section 1.409A-1(i).  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

11.       Effect on Employment.  Neither the grant of the PSUs, nor the delivery of Stock upon vesting of any portion thereof, will give the Grantee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the

Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.

12.       Acknowledgements.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award and the PSUs are subject in all respects to, the terms of the Plan.  The Grantee further acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

13.       Authorization to Release and Transfer Necessary Personal Information.   The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Affiliates may hold certain personal information about the Grantee including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of PSUs and/or Stock held and the details of all PSUs or any other entitlement to Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan (the “Data”).  The Grantee understands that the Data may be transferred to the Company or any of the Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of PSUs under the Plan or with whom Stock acquired pursuant to the vesting of the PSUs or cash from the sale of such Stock may be deposited.  Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or the Affiliates or to any third parties is necessary for his or her participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting his or her local human resources representative in writing.  The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the PSUs, and his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Grantee’s employer, the Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Grantee’s employer) that the Company and/or the Grantee’s employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Grantee’s employer.

14.       Electronic Delivery and Execution.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Grantee understands that, unless revoked by the Grantee by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Grantee also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

15.       Appendix.  Notwithstanding any provision of the Agreement to the contrary, this PSU grant and the Stock acquired under the Plan shall be subject to any and all special terms and provisions as set forth in the Appendix, if any, for the Grantee’s country of residence (and country of employment, if different).

16.       Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

TRINSEO S.A.

By:
Name:	Christopher D. Pappas
Title:	President and Chief Executive Officer

Dated:  [DATE]

Acknowledged and Agreed:

By
[Grantee's Name]

Signature Page to Performance Stock Unit Agreement

SCHEDULE A

The number of PSUs to which the Grantee will be entitled if the Grantee satisfies the applicable service requirements will be calculated by the Committee (or sub-committee thereof) based on the Company’s “Relative Total Stockholder Return” (as defined below).  Specifically, the Committee shall calculate the number of vested PSUs for the Grantee if the Grantee satisfies the applicable service requirements by multiplying the Grantee’s Target Number of PSUs by the applicable percentage determined as set forth below based on the Company’s Relative Total Stockholder Return results for the specified period.  As noted in the Terms and Conditions to this Agreement, special rules apply under certain circumstances, such as death, Permanent Disability, Change in Control and Retirement.

The following table shall apply for calculating this Award:

Relative Total Stockholder Return Over the Performance Period

Performance Level	Payout Level (% of Target)	Relative TSR Ranking
Maximum*	200%	75th percentile
Target	100%	50th percentile
Threshold	50%	25th percentile

The maximum percentage by which the Grantee’s Target Number of PSUs is multiplied cannot exceed 200% and no PSUs shall vest unless the Company’s Relative Total Stockholder Return performance for the specified period is equal to or greater than the level required to earn an award of 50% of the Grantee’s Target Number of PSUs.  Notwithstanding the above: (I) in the event that the Company's Total Stockholder Return during the Valuation Period is negative, the number of vested PSUs due to the Grantee cannot exceed the Grantee's Target Number of PSUs, and (II) the fair market value of the shares of Stock due to be delivered to the Grantee following the vesting of the PSUs (determined on the certification date of the Award) shall not exceed 300% of the fair market value of the share of Stock attributable to the Grantee's Target Number of PSUs (determined as of the Grant Date).

If the Company’s Relative Total Stockholder Return performance falls between designated levels of performance set forth in the above table, the percentage by which the Grantee’s Target Number of PSUs is multiplied will be calculated by linear interpolation.

Relative Total Stockholder Return shall mean the percentile ranking of the Company's Total Stockholder Return (as defined below) measured relative to each company in the Comparator Group's Comparator Total Stockholder Return (as defined below) during the period from Date of Grant to the Service Vesting Date (the “Valuation Period”).  The Comparator Group shall consist of a customized peer group of companies that are headquartered in the United States, have shares traded on a major U.S. stock exchange and have a market capitalization exceeding $500 million dollars (determined during the thirty (30) trading days following the start of the performance period).  The Comparator Group companies are set forth on the next page.

The percentile ranking of the Company’s Relative Total Stockholder Return shall be that fraction which is calculated by dividing the number of companies in the Comparator Group whose Comparator Total Stockholder Return performance is exceeded by the Company (based on the Total Stockholder Return) by the total number of companies in the Comparator Group.

Except as noted in this Schedule A, no adjustments for Extraordinary Items shall be made when calculating Relative Total Stockholder Return.

Total Stockholder Return shall mean the percentage rate of growth during the Valuation Period of an investment of $1,000 in shares of Stock on the first day of the Valuation Period, assuming reinvestment of all dividends paid during the Valuation Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Comparator Total Stockholder Return for an applicable company in the Comparator Group shall mean the percentage rate of growth during the Valuation Period of an investment of $1,000 in shares of the common stock of the applicable company in the Comparator Group on the first day of the Valuation Period, assuming reinvestment of all dividends paid during the Valuation Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Total Stockholder Return for the Company or any applicable company in the Comparator Group shall be measured based on the average fair market value ("FMV') of the applicable share of stock for the thirty (30) trading days following the commencement of the Performance Period as compared to the average FMV of the same shares for the last thirty (30) trading days prior to the Service Vesting Date.  The FMV of the Company’s Stock or of a share of the common stock of a company in the Comparator Group shall mean the closing price of a share of that stock on the New York Stock Exchange or other national stock exchange on which that stock is actively traded for that date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select.

Performance Peer Group Constituents

Performance Peer	Stock Ticker	Performance Peer	Stock Ticker
AdvanSix Inc.	NYSE:ASIX	LyondellBasell Industries N.V.	NYSE:LYB
Air Products and Chemicals, Inc.	NYSE:APD	Minerals Technologies Inc.	NYSE:MTX
Albemarle Corporation	NYSE:ALB	NewMarket Corporation	NYSE:NEU
Ashland Global Holdings Inc.	NYSE:ASH	Olin Corporation	NYSE:OLN
Axalta Coating Systems Ltd.	NYSE:AXTA	Platform Specialty Products Corporation	NYSE:PAH
Balchem Corporation	NasdaqGS:BCPC	PolyOne Corporation	NYSE:POL
Cabot Corporation	NYSE:CBT	PPG Industries, Inc.	NYSE:PPG
Celanese Corporation	NYSE:CE	Praxair, Inc.	NYSE:PX
CF Industries Holdings, Inc.	NYSE:CF	Quaker Chemical Corporation	NYSE:KWR
Chase Corporation	AMEX:CCF	Rayonier Advanced Materials Inc.	NYSE:RYAM
Ciner Resources LP	NYSE:CINR	RPM International Inc.	NYSE:RPM
Eastman Chemical Company	NYSE:EMN	Sensient Technologies Corporation	NYSE:SXT
Ecolab Inc.	NYSE:ECL	Stepan Company	NYSE:SCL
Ferro Corporation	NYSE:FOE	The Chemours Company	NYSE:CC
FMC Corporation	NYSE:FMC	The Mosaic Company	NYSE:MOS
GCP Applied Technologies Inc.	NYSE:GCP	The Scotts Miracle-Gro Company	NYSE:SMG
H.B. Fuller Company	NYSE:FUL	The Sherwin-Williams Company	NYSE:SHW
Huntsman Corporation	NYSE:HUN	Tredegar Corporation	NYSE:TG
Ingevity Corporation	NYSE:NGVT	Tronox Limited	NYSE:TROX
Innophos Holdings, Inc.	NasdaqGS:IPHS	Valhi, Inc.	NYSE:VHI
Innospec Inc.	NasdaqGS:IOSP	Valvoline Inc.	NYSE:VVV
International Flavors & Fragrances Inc.	NYSE:IFF	W. R. Grace & Co.	NYSE:GRA
Koppers Holdings Inc.	NYSE:KOP	Westlake Chemical Corporation	NYSE:WLK
Kraton Corporation	NYSE:KRA	Westlake Chemical Partners LP	NYSE:WLKP
Kronos Worldwide, Inc.	NYSE:KRO

COUNTRY APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO

PERFORMANCE AWARD STOCK UNIT AGREEMENT

This Country Appendix (“Appendix”) includes the following additional terms and conditions that govern the Grantee’s PSU Award for all Grantees that reside and/or work outside of the United States.

Notifications

This Country Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2018.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information in this Country Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the PSUs vest, or Stock is delivered in settlement of the PSUs, or the Grantee sells any Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Affiliates, nor the Administrator is in a position to assure the Grantee of a particular result.  Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language.  The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the PSU Award, be drawn up in English.  If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the PSU Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Repatriation; Compliance with Laws; Insider Trading.  The Grantee agrees, as a condition of the grant of the PSU Award, to repatriate all payments attributable to the Award and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Stock acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to Grantee.  The Company and the Administrator reserve the right to impose other requirements on Grantee’s participation in the Plan, on the PSUs and on any Stock acquired or cash payments made pursuant to the Agreement, to the extent the

Company, its Affiliates or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Further, the Grantee agrees to take any and all actions as may be required to comply with Grantee’s personal legal and tax obligations under all laws, rules and regulations applicable to the Grantee. Finally, depending on Grantee's or the Grantee’s broker’s country of residence or where the Stock is listed, Grantee may be subject to insider trading restrictions or market abuse laws, which may affect Grantee's ability to accept, acquire, sell or otherwise dispose of Stock, rights to Stock (e.g., PSUs) or rights linked to the value of Stock (e.g., phantom awards, futures) during such times as Grantee is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Grantee's country.  Local insider trading laws and regulations may prohibit the cancellation or amendment or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know") and (ii) "tipping" third parties or causing them otherwise to buy or sell securities. The Grantee should keep in mind third parties includes fellow employees. Any restrictions under these insider trading or market abuse laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company, nor its Affiliates will be liable for any fines or penalties that Grantee may incur as a result of Grantee's failure to comply with any applicable laws.  Grantee should be aware that securities, exchange control, insider trading and other laws may change frequently and often without notice.  Grantee is hereby advised to confirm the legal obligations that may arise from Grantee's participation in the Plan with a qualified advisor.

Commercial Relationship.  The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Award grant does not constitute an employment relationship between the Grantee and the Company.  The Grantee has been granted PSUs as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Grantee’s sole employer.  Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Affiliate that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Affiliate that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Affiliate that employs the Grantee.

Private Placement.  The grant of the Award is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement.  As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the PSU Award is not subject to the supervision of the local securities authorities.

Additional Acknowledgements.  The GRANTEE also acknowledges and agrees to the following:

•     The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

•     All decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company.

•     The future value of the Stock is unknown and cannot be predicted with certainty.

•     The Award and the Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose and are not intended to replace any pension rights or compensation.

•     Grantee's participation in the Plan is voluntary.

•     No claim or entitlement to compensation or damages arises from the forfeiture of the Award or any of the PSUs, the termination of the Plan, or the diminution in value of the PSUs or Stock, and the Grantee irrevocably releases the Company, its Affiliates, the Administrator and their affiliates from any such claim that may arise.

•     The Award and the Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

•     Unless otherwise agreed with the Company in writing, the Award and the Stock subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Grantee may provide as a director of the Company or its Affiliates.

•     Neither the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between Grantee's local currency and the U.S. Dollar that may affect the value of the PSUs or of any amounts due to Grantee pursuant to the settlement of the PSUs or the subsequent sale of any Stock acquired upon settlement.

•     None of the Company, its Affiliates, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s PSUs, or the Grantee’s acquisition or sale of the Stock delivered in settlement of the PSUs.  The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

SWITZERLAND

Notifications

Securities Law Information.  The PSUs are not intended to be publicly offered in or from Switzerland.  Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations (ii) may be publicly distributed nor otherwise made publicly available in Switzerland or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Authority (FINMA).

UNITED KINGDOM

Terms and Conditions

Tax Withholding and National Insurance Contributions Acknowledgement.  Notwithstanding any provisions in the Agreement, the Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer, or by Her Majesty’s Revenue and Customs (“HMRC”) or any other tax authority or other relevant authority.  The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold, or have paid or will pay, to HMRC (or any other tax authority or other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Grantee understands that he or she may not be able to indemnify the Company or the Grantee for the amount of any income tax not collected or paid by the Grantee because the indemnification could be considered a loan.  In this case, the income tax not collected or paid may constitute a benefit to the Grantee on which additional income tax and national insurance contributions ("NICs") may be payable.  The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in Section 8 of the Agreement.

Exclusion of Claim.  The Grantee acknowledges and agrees that the Grantee will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Grantee’s ceasing to have rights under or to be entitled to the PSUs, whether or not as a result of termination of Grantee’s Employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the PSUs.  Upon the grant of the PSUs, the Grantee shall be deemed to have waived irrevocably any such entitlement.

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